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                                                             Exhibit 23.2
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                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of Ascent Pediatrics, Inc. (the "Company") on Form S-3 to register 779,268 shares of Common Stock of the Company of our report, which includes an explanatory paragraph about the Company's ability to continue as a going concern, dated March 23, 1998, on our audits of the financial statements of Ascent Pediatrics, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                             /s/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
June 11, 1998